Exhibit 99.1

Curis Reports First Quarter 2009 Financial Results

-- Conference Call to be Held Today at 9:00 am EDT --

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 5, 2009--Curis, Inc. (NASDAQ:CRIS), a drug development company seeking to develop proprietary targeted medicines for cancer treatment, today reported its financial results for the quarter ended March 31, 2009.

“One of the highlights of the first quarter was the initiation by our collaborator Genentech of a pivotal Phase II trial of a first-in-class Hedgehog pathway inhibitor GDC-0449 in metastatic and locally advanced basal cell carcinoma (BCC) in February. This is a key development milestone for the treatment of this type of BCC as there is currently no standard of care for patients with this type of BCC, and this trial is designed so that its data, if positive, may serve as the basis for a New Drug Application submission by Genentech,” said Mike Gray, Curis’ Chief Financial Officer. “In addition, this trial initiation provided Curis with $6 million in non-dilutive cash, bringing our cash equivalents and marketable securities at the end of the quarter to $30 million, which we expect should be sufficient to fund our planned operations into the second half of 2010.”

Dan Passeri, Curis’ President and Chief Executive Officer added, “We continue to pursue our strategic plan of progressing CUDC-101, our first-in-class HDAC, EGFR and Her2 inhibitor, towards completion of its ongoing Phase I clinical trial while concurrently working to secure a collaboration or other licensing transaction for CUDC-305, our orally-available, wholly-synthetic Hsp90 inhibitor, in 2009. We recently completed IND-enabling toxicology studies for CUDC-305, and the data suggest that CUDC-305 has a favorable safety profile, validating further development of the compound, which we believe has the potential to be a best-in-class asset.”

For the first quarter of 2009, Curis reported net income of $1.1 million or $0.02 per share, as compared to a net loss of $3.4 million or ($0.05) per share for the same period in 2008.

Revenues for the first quarter of 2009 were $6.0 million as compared to $2.1 million for the same period in 2008, an increase of 186%. Curis recognized $6.0 million in license revenues during the first quarter of 2009 related to the receipt of a contractual payment from Genentech for the initiation of a pivotal Phase II clinical trial of GDC-0449 in metastatic and locally advanced BCC. During the same period in 2008, Curis recognized $1.9 million in license revenues, $1.75 million of which were related to the sale and assignment of Curis’ remaining BMP assets to Stryker Corporation.

Operating expenses for the first quarter of 2009 were $5.0 million as compared to $5.9 million for the same period in 2008, a decrease of 15%.

  Research and development spending was $2.9 million for the first quarter of 2009 as compared to $3.5 million for the same period in 2008, a decrease of 17%. The decrease is attributable to lower spending on our targeted cancer drug development platform programs as well as the termination of our Hedgehog agonist program with Wyeth, which ended in February 2008.
  General and administrative spending was $2.1 million for the first quarter of 2009 as compared to $2.4 million for the same period in 2008, a decrease of 13%. The decrease in general and administrative expenses was primarily due to decreases in personnel and travel costs as well as a decline in stock-based compensation expense. Offsetting these decreases, legal expenses increased due to costs associated with patent applications for Curis’ targeted cancer programs.

As of March 31, 2009, Curis’ cash, cash equivalents and marketable securities totaled $30.0 million, and there were 63.7 million shares of common stock outstanding.

First Quarter and Recent Highlights

-- Genentech’s Initiation of GDC-0449 Pivotal Phase II Clinical Trial in Advanced BCC

In February 2009, Genentech initiated a pivotal Phase II clinical trial of GDC-0449, an orally-administered small molecule Hedgehog Pathway Inhibitor, as a single-agent therapy for patients with metastatic or locally advanced BCC. Genentech has indicated that it expects to evaluate GDC-0449 in approximately 100 patients with metastatic or locally advanced BCC in a global, single-arm, two-cohort clinical trial. One cohort includes all patients with histologically-confirmed, RECIST-measurable metastatic BCC. The second cohort includes histologically-confirmed, locally advanced BCC that is considered inoperable by the treating physician. As a result of this trial initiation, Curis received a $6 million cash payment from Genentech.

-- Collaborative Agreement between Genentech and National Cancer Institute on GDC-0449

In February 2009, Curis announced that Genentech and the National Cancer Institute’s Division of Cancer Treatment and Diagnosis were planning to enter into a Cooperative Research and Development Agreement, which will allow the NCI to explore GDC-0449 in a number of cancer indications, including clinical trials in patients with medulloblastoma, small cell lung and pancreatic cancers, among others.

-- CUDC-305 presentations at AACR

In April 2009, Curis scientists made two presentations at the American Association for Cancer Research 2009 Annual Meeting related to CUDC-305, Curis’ Hsp90 inhibitor. Rudi Bao, M.D., Ph.D. made a presentation entitled, “Antitumor activity of CUDC-305, a novel oral Hsp90 inhibitor, in solid and hematological tumor xenograft models,” at a minisymposium session, and Jing Wang, Ph.D, presented a poster entitled, “A novel tumor-specific Hsp90 inhibitor with long lasting biological activity.” Both presentations are available on Curis’ website.

-- CU-903 presentation at Keystone Symposia “PI3 Kinase Signaling in Disease”

In April 2009, a Curis scientist delivered an oral presentation at a Keystone Symposia entitled "A single small molecule that inhibits histone deacetylase and phosphatidylinositol-3-kinase.” This presentation was focused on CU-903, a potentially first-in-class multi-targeted inhibitor of both HDAC and Phosphatidylinositol-3-Kinase, or PI3K, signaling. Curis believes that CU-903 is an example of the potential depth of its targeted cancer pipeline. This presentation is available on Curis’ website.

Conference Call Information

Daniel Passeri, President and Chief Executive Officer of Curis, will host a conference call today, May 5, 2009, at 9:00 am EDT, to discuss Curis’ financial results for the first quarter ended March 31, 2009, and corporate developments, plans and strategies.

To access the live conference call, please call (800) 706-7741 from the United States or Canada or (617) 614-3471 from other locations, shortly before 9:00 am EDT. The conference ID number is 27127058. The conference call also can be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call through 5:00 pm EDT, Tuesday, May 19, 2009. To access the replay, please call (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference conference ID number 56649220.

CURIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three months ended
	March 31,
	2009	2008
Revenues	6,037,127	2,067,583

Operating expenses:
Research and development	2,916,059	3,475,812
General and administrative	2,095,074	2,415,494
Total operating expenses	5,011,133	5,891,306

Net income (loss) from operations	1,025,994	(3,823,723)

Other income, net	99,065	393,056
Net income (loss)	$1,125,059	$(3,430,667)

Basic and diluted net income/ (loss) per common share	$0.02	$(0.05)
Basic weighted average common shares outstanding	63,595,755	63,245,538
Diluted weighted average common shares outstanding	68,455,453	63,245,538

CURIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	March 31, 2009	December 31, 2008
ASSETS

Cash, cash equivalents and marketable securities	$30,002,636	$28,852,995
Long-term investments – restricted	210,007	210,007
Accounts receivable	37,127	107,341
Property and equipment, net	1,264,479	1,448,176
Goodwill	8,982,000	8,982,000
Other assets	490,580	381,353
Total assets	$40,986,829	$39,981,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$2,081,643	$2,757,276

Total stockholders' equity	38,905,186	37,224,596

Total liabilities and stockholders' equity	$40,986,829	$39,981,872

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new medicines for cancer. In expanding its drug development efforts in the field of cancer through its targeted cancer programs, Curis is building upon its previous experiences in targeting signaling pathways for the development of next generation targeted cancer therapies. For more information, visit Curis’ website at www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation: statements regarding management’s plans to enter into a collaboration agreement for CUDC-305, its Hsp90 inhibitor, and Curis’ estimate regarding the period in which its cash will fund its operations. Forward-looking statements used in this press release may contain the words "believes", "expects", "anticipates", "plans", "seeks", "estimates", "will", "may" or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from those indicated by such forward-looking statements including, among other things:

  Curis may experience adverse results, delays and/or failures in its internal drug development programs.
  Curis’ collaborator, Genentech, may experience adverse results, delays and/or failures in the Hedgehog pathway inhibitor program currently under clinical development.
  Curis may experience difficulties or delays in obtaining or maintaining required regulatory approvals for products under development both internally and through its collaboration with Genentech.
  Curis may not be able to obtain or maintain the intellectual property protection necessary for the development and commercialization of drug candidates based on its technologies.
  Curis may not be able to obtain the additional funding required to conduct research and development of its drug candidates.
  Curis may experience unplanned cash requirements and expenditures which, among other things, could shorten the estimated period in which Curis will have cash to fund its operations and which could also adversely affect Curis’ estimated operating expenses for 2009 and beyond.
  Curis faces risks relating to its ability to enter into and maintain planned collaborations for development candidates under its targeted cancer programs, its ability to maintain its current collaborations with Genentech and the risk that any such collaborators will not perform adequately.
  Curis also faces other risk factors identified in its most recent Annual Report on Form 10-K and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

CONTACT:
Curis, Inc.
Michael P. Gray, 617-503-6632
Chief Financial and Chief Operating Officer
mgray@curis.com